EXHIBIT 107

Calculation of Filing Fee Table

FORM 424(b)(2)

(Form Type)

MetLife, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities

Fees to Be Paid	Debt	1.009% Senior Notes due 2029	457(r)	$47,220,005.32	100%	$47,220,005.32	0.00014760	$6,969.67

Fees to Be Paid	Debt	1.415% Senior Notes due 2031	457(r)	$153,631,284.90	100%	$153,631,284.90	0.00014760	$22,675.98

Fees to Be Paid	Debt	1.670% Senior Notes due 2034	457(r)	$111,066,773.10	100%	$111,066,773.10	0.00014760	$16,393.46

Fees to Be Paid	Debt	1.953% Senior Notes due 2039	457(r)	$74,487,895.72	100%	$74,487,895.72	0.00014760	$10,994.41

Fees to Be Paid	Debt	2.195% Senior Notes due 2044	457(r)	$103,085,927.10	100%	$103,085,927.10	0.00014760	$15,215.48

Fees to Be Paid	Debt	2.390% Senior Notes due 2054	457(r)	$156,291,566.90	100%	$156,291,566.90	0.00014760	$23,068.64

Fees to Be Paid	Debt	2.448% Senior Notes due 2059	457(r)	$101,090,715.60	100%	$101,090,715.60	0.00014760	$14,920.99

Total				$746,874,168.70		$746,874,168.70		$110,238.63

The prospectus supplement to which this Exhibit is attached is a final prospectus for the related offering. The maximum aggregate amount of that offering is $746,874,168.70. As of February 23, 2024, the Yen/U.S. dollar exchange rate was ¥1.00 = U.S.$0.00665, as announced by the U.S. Federal Reserve Board.